Exhibit 99.7.1
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                                 CODE OF ETHICS

Following is a summary of Advest's Code of Ethics. These guidelines are more extensively articulated in the Policies and Procedures Manual, Branch Manager's Compliance Guide, the Investment Executive's Abbreviated Compliance Guide and the comprehensive policies adopted by Advest under the Insider Trading Act of 1988. Further guidance is provided by the New York Stock Exchange Rules regarding just and equitable principles of trade, the NASD's Rules of Fair Practice, and other industry specific rules.

All employees are expected to familiarize themselves with materials applicable to their activities at Advest. Many of the guides and reference materials are available to employees on The Advest Exchange, the intranet. Ask your manager for assistance if you are uncertain which guides apply to your job, or, how to access the applicable information.

        It if the policy of Advest to conduct its business activities in accordance with the highest legal, moral and ethical guidelines. Every employee is expected to adhere to this standard without exception and in all circumstances. It is never in the best interest of Advest, its shareholders or its employees to act otherwise. Advest's business will, at a minimum, be conducted in strict compliance with the spirit and letter of the law. When moral and ethical standards in the business community require that Advest's business be conducted according to a higher standard, that higher standard will be followed. In any instance in which the applicable laws are unclear or complex and difficult to interpret or in which questions arise regarding the application of this Code of Ethics, in addition to managerial channels, employees may seek advice from the Compliance or Legal Department.

        All employees of Advest should be treated fairly, equally and with respect.

        Much of the information Advest receives, including employee information, is confidential in nature. All such confidential information will be kept confidential and will not be disclosed except as permitted. No employee of Advest will use confidential information obtained in connection with his or her employment for personal benefit or gain.

        No employee of Advest shall direct or persuade any other employee to take any action that would violate the law or this Code of Ethics. All employees are authorized and directed to report as promptly as possible any instances of violation of law or failure to comply with this Code of Ethics. All such instances should be reported to the Compliance or Legal Departments.

        No employee shall be penalized or discriminated against in any way for honestly reporting a violation of law or of this Code of Ethics. Employees found to have knowingly and willfully made a false report will be subject to disciplinary action which may include termination. Advest and its managers intend to enforce the requirements of the law and of this Code of Ethics as strictly and promptly as possible. Managers and managers are responsible for assuring compliance with this Code of Ethics and are expected to enforce this Code of Ethics actively and with initiative.

        Each employee of Advest must sign a statement certifying review, comprehension and compliance with this Guide and Code of Ethics. Managers are responsible for enduring employees receive a copy of the guide and for retaining the signed statement in the personnel file.



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Securities Industry Regulations

Representing the Company

One of Advest's strengths is its local presence -- the ability to meet the needs of clients in the communities in which it serves. As an employee, you represent the Company both in the office and within the community and can help ensure Advest remains a strong force in local markets. However, contact with the public, as it relates to Advest or the financial industry, is specifically regulated in several areas, including but not limited to those shown below.

Communication

Employees' written or oral statements relating to Advest or the Securities Industry, i.e. press interviews and releases, letters to the editor, client newsletters, etc., must be approved by the appropriate department. Depending on your job and the location of your office, this may include your branch or department manager as well as the Compliance and Marketing Departments.

Personal Accounts

Maintaining accounts with brokerage companies other than Advest, whether established prior to or during your employment, is prohibited without prior permission from Compliance. Any such accounts must be reported to and reviewed by the Compliance Department.

Outside Employment

Any outside employment, including teaching and speaking engagements, must first be approved by your manager, manager, branch manager or your regional or divisional sales manager. In certain cases, approval from the New York Stock Exchange is required. Contact the Compliance Department for further information.

General Policies

        Gifts with a value of greater than $50 to or from employees of other financial institutions with which Advest conducts business must be approved by Compliance.

        You may not purchase a new issue or underwriting of a security without the Compliance Department's approval.

        All customer complaints regarding employee activities must be brought to the attention of your manager immediately.

        All business stationery must be obtained through the Graphics Department unless alternative arrangements are approved in advance by the Compliance Department.

        All computer hardware and software must be approved by the appropriate department manager with review and approval by the Information Services Group.

        You may not sell, give or use Advest information or property, including names, addresses and phone numbers of clients or ownership of securities, unless specifically authorized by the Compliance Department.

        Any arrests or convictions during the term of your employment must be reported immediately to the Compliance Department.


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        You may not trade in Advest recommended securities for your own account or any accounts in which you have financial interest or discretion for twenty-four hours after the recommendation is made public.

        As Advest Group, Inc., is a public corporation, you may not disclose any financial or other corporate information such as revenues, profits or losses, etc., before the information is formally announced to the public by Advest.

Violation of any of the above policies may result in disciplinary action which may include dismissal.

Business Conduct

Advest has established the following guidelines for proper business conduct. Failure to observe this conduct, including the procedures outlined below, will reflect poorly on your employment record and may result in disciplinary action which may include dismissal:

        Any action of insubordination, refusal or failure to perform reasonably assigned work or to comply with written or verbal instructions from your manager.

        Excessive absenteeism or tardiness without justification under these policies or by law.

        Falsifying employment records, time exception reports or other Company documents.

        Excessive use of the telephone for personal reasons. Telephones are intended for and should be used for business purposes, with limited exceptions.

        Unapproved solicitation of any type during working hours. Smoking in prohibited areas. (See "Smoke Free Workplace" policy for further details.)

        Sexual or any other harassment. (See "Harassment Free Workplace" and "Sexual Harassment" policies for further details.)

        The use of profane, obscene, abusive or threatening language or behavior.

        Creating a disturbance, threatening to make a disturbance or fighting.

        Gambling on Company property.

        Possession of firearms or weapons within Company buildings.

        Threatening violence or any act of violence.

        Physically or forcibly detaining anyone in a work related setting.

        Reporting to work or working while under the influence of alcohol or illegal drugs.

        Possession, distribution, sale or transfer of illegal drugs.

        Theft, threat of theft, or, inappropriate removal or possession of Company property. (See "Use of Company Facilities, Property or Time" for further details.)

        Recording, by any means, the words or actions of anyone without their knowledge and permission, unless authorized in writing by the Legal Department.

        Failure to maintain the confidentiality of employee or client information or data. Inappropriate accessing and/or use of employee or client information, accounts and/or records for purposes beyond the scope of your duties.


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Policy on Undue Influence

All employees shall disclose to their managers any work related family or personal relationships that might give the appearance of influencing management or employee judgment to their personal advantage, or, to the undue advantage of a third party in any dealings between such third party and Advest.

Monetary Loans

Any Advest employee in a managerial position is prohibited from borrowing money from any other Advest employee in amounts greater than what would be considered "casual." "Casual" is defined as a short-term, one-time loan of a minimal amount of cash that would enable an employee to obtain meals, transportation or other necessities for one day.

This prohibition is consistent with Advest's philosophy of creating a work environment free of coercion or harassment of employees. It also ensures that Managers are able to carry out their managerial responsibilities without the potential appearance of favoritism due to an outstanding debt to an employee.

Use of Company Facilities, Property or Time

In order to establish criteria for use of specific Company facilities, property or time for personal activities, Advest has developed the following policy. This policy applies to all employees of Advest.

The use of Advest facilities, working time or property, including business equipment, for personal activities is normally inconsistent with Advest's business needs and responsibilities to its customers. Under most circumstances, such uses cannot be justified and should not be undertaken.

In some instance, however, an Advest interest may be furthered or achieved by such activity. Where you believe this to be the case, you may request approval from your manager. In your request for Advest approval of an activity, you should describe, in memorandum form addressed to your manager, the activity for which approval is sought and the Company interest you believe will be served. Your manager will review the application and make a determination that will be communicated to you.

You are expected to exercise care in your use of Advest property and to use such property for authorized purposes only. Negligence in the care or use of Company property, unauthorized removal of Company property from the premises or conversion of the Company property to personal use may be cause for disciplinary action which may include dismissal.

You must return any Advest property when the property is no longer needed, when management requests its return or when you terminate your employment with the Company. It is your responsibility to return the equipment in the condition it was received. In some circumstances, you may be liable for the cost of damaged or un-returned Company property. Should the property be damaged or stolen due to your negligence or permitted to be used by unauthorized personnel, you may be responsible for repair costs or replacement of the property.

You may be issued corporate business equipment to perform Advest business. This equipment includes, but is not limited to: personal computers, printers, copiers, cellular telephones, and facsimile machines. You are responsible for security of the equipment.

You will be required to sign a form that acknowledges that you have received Company equipment or property. The completed form should be given to your manager and will be retained in your personnel file.

If there are any occurrences involving abuse of employee responsibility for Advest property or facilities, an employee's manager will determine whether the employee will be restricted in further use of corporate business equipment or facilities.


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Use of Company Property:  Electronic Mail, [Email]

Electronic mail ("Email") is an important means of corporate communication, and just as with any other business record, may be used in legal proceedings. For this reason, the following policy governs its use.

Email is limited to business use only. The Company reserves the right to monitor, intercept and review any email message. Email messages can be searched at any time, with or without previous notice. Email is not to be used for non-business-related communication. Inappropriate or offensive messages, such as those including, but not limited to, chain emails, jokes, discriminatory jokes, slurs or sexual content, advertising for personal enterprises are specifically prohibited.

Email networks are not to be used to solicit outside business ventures or political or religious causes. Employees may not use codes or passwords to gain access to the files of others unless authorized in writing by the Legal Department. Employees who abuse the Email system are subject to disciplinary action which may include dismissal.

Use of Internet and Intranet Mail

Advest is required by industry regulations to supervise the activities of its employees, including their use of email, the Internet and company Intranet. This requires Advest to have full access to any Advest Computer Facility you may use for the purpose of screening, reviewing, monitoring, retrieving and copying all inbound and outbound email communications and Internet use.

Advest Computer Facilities are provided to you for Advest business purposes. All information, files and records, including email communications, are the property of Advest. Except as stated in the "Advest Email and Internet User Agreement", employees have no authorization to use any Advest Computer Facility for private or non-Advest business purposes. Employees may not use Internet email from a home computer or through a third party service provider (non-Advest system) for purposes of conducting the business of Advest.

Monitoring of All Email and Internet Usage

Advest monitors and records all email and Internet browse usage, through Advest Computer Facilities, whether personal or work related. Employees should not transmit confidential information to anyone, by email or otherwise, who is not authorized to receive such information. We are all aware that there are internet sites that are inappropriate for viewing in a business environment, e.g., pornographic, discriminatory and gambling sites to name a few. Accessing these types of sites is not permitted and may subject browsers to disciplinary action, including dismissal. Employees who use Advest computers or facilities to access the Internet or use Email, consent to having their Internet and/or Email transmissions and retrievals accessed and monitored by Advest. The Company reserves the right to override any individual passwords and access all Email messages in order to ensure compliance with Company policy.

Only employees who have an authorized "Advest.com" email address are permitted to use Internet email for purposes related to the business of Advest. Employees are not permitted to use any non-Advest email system, whether located on or off Advest premises, to correspond with customers or the public concerning the business of Advest unless they have approval from the Compliance Department and the appropriate Manager. This prohibition extends to the use of laptops and home computers with Internet access/email service. Employees with authorized Internet access are prohibited from using their Advest computer's web browser to establish any non-Advest email account, such as those offered by Yahoo!, HotMail and a number of other web sites and vendors. Advest clients should not be provided with non-Advest Internet email addresses if it can be expected or is likely that communications sent to such address will involve the business of Advest.

                          Last Modified on May 24, 2001
                              For Internal Use Only


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